SUB-ITEM 77Q1:  Exhibits






Federated U.S. Government Securities Fund:  1-3 Years

Amendment #8
to the By-Laws

Effective August 25, 2003

	Insert the following into Article II, Power and Duties of Trustees and Officers, and renumber Section 10 as Section 11:

	Section 10.  Chief Legal Officer.
The Chief Legal Officer  shall serve as Chief Legal
Officer for the Trust, solely for purposes of complying
 with the attorney conduct rules ("Attorney
Conduct Rules") enacted by the Securities
Exchange Commission pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the "Act").
The Chief Legal Officer shall have the authority to exercise all powers permitted to be exercised by a chief legal officer pursuant to Section 307 of the Act. The Chief Legal Officer, in his sole discretion, may delegate his responsibilities as Chief Legal Officer under the Attorney Conduct
Rules to another attorney or firm of attorneys.